UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8 (a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Adhia Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):
5102 Longboat Blvd. E., Tampa, FL, 33615

Telephone Number (including area code): (813) 289-8440

Name and address of agent for service of process:
Hitesh (John) P. Adhia, 1311 N. Westshore Blvd., Suite 110, Tampa, FL, 33607

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]                 No [ ]

Signatures

1. Form of signature if registrant is an investment company having a board of directors:

	Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Tampa and the state of Florida on the 9th day of May 1998.


         Signature      /s/ Hitesh P. Adhia
                       (Name of Registrant)

         By          Hitesh (John) P. Adhia, President
                              (Director)